Exhibit 99.1
Madrigal Pharmaceuticals Reports Second-Quarter 2026 Financial Results and Provides Corporate Updates
•Second-quarter 2026 Rezdiffra® (resmetirom) net sales of $364.3 million, representing year-over-year growth of 71%
•As of June 30, 2026, more than 49,000 patients on Rezdiffra, more than doubling from 2Q25 reflecting continued strong physician adoption and high patient demand
•Strengthened IP portfolio with 3 new resmetirom patents, including F4c patent
•MGL-2086 (oral GLP-1) Phase 1 trial dosing initiated in June 2026 as part of Rezdiffra/ MGL-2086 combination program in MASH
•Reports cash, cash equivalents, restricted cash and marketable securities of $838.9 million as of June 30, 2026
•Company to host conference call today, July 30, 2026, at 8 a.m. EDT

CONSHOHOCKEN, Pa., July 30, 2026 – Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today reports second-quarter 2026 financial results and provides corporate updates.

Bill Sibold, Chief Executive Officer of Madrigal, stated: “Madrigal delivered another outstanding quarter driven by exceptional execution and market fundamentals. We have the foundational MASH medicine, Rezdiffra, in a rapidly expanding, high unmet need market that has remarkable potential for growth, given today’s low diagnosis and treatment rates. Earlier this month, we surpassed 50,000 active patients on Rezdiffra, an important milestone which reflects the strength of our launch and the significant need for an effective MASH treatment. Rezdiffra has already achieved nearly $1.3 billion in trailing-12-month net sales, and we’re still at the beginning of one of the largest opportunities in biotechnology.”

Sibold continued: “Our strategy is straightforward: maximize the long-term value of Rezdiffra while building the industry-leading MASH pipeline. This quarter we strengthened Rezdiffra's intellectual property portfolio, advanced MGL-2086 into the clinic, and continued to generate compelling clinical and real-world evidence that reinforces Rezdiffra as the foundational therapy in MASH that demonstrates efficacy across all patient subgroups. We're investing from a position of strength and building the next generation of MASH therapies designed to extend our leadership for the long term.”

Second Quarter 2026 and Recent Corporate Updates
•Strengthened IP portfolio with 3 new resmetirom patents
◦F2-F3: The U.S. Patent and Trademark Office (USPTO) issued two new patents directed to Rezdiffra’s FDA approved label. Both patents have been listed in the FDA Orange Book.
▪U.S. Patent No. 12,667,575, directed to administering a weight-threshold step-down 60mg or 80mg resmetirom dose for patients with F2-F3 MASH also using a moderate CYP2C8 inhibitor. This patent is expected to provide protection into 2045.
▪U.S. Patent No. 12,661,359, directed to the administration of rosuvastatin and resmetirom and limits the daily dose of rosuvastatin to a maximum of 20mg per day to reduce or eliminate dose-related side effects. This patent is expected to provide protection into 2042.

◦F4c: The USPTO also issued a new patent, U.S. Patent No. 12,661,361, directed to a method of administering resmetirom to treat well-compensated cirrhosis (F4c). This patent is expected to provide protection into 2042.
•Advanced MGL-2086 (oral GLP-1) into Phase 1 to support Madrigal’s strategy to develop innovative combination treatments for MASH anchored by Rezdiffra
◦Combining Rezdiffra with MGL-2086, an oral GLP-1, offers potential for a best-in-disease MASH treatment in a once daily, well-tolerated pill.
◦The first step of the development program has been initiated: the first healthy volunteers have been dosed in a Phase 1 single ascending dose (SAD) trial of MGL-2086 to assess safety and dose response.
◦Data from Phase 3 MAESTRO-NASH trial demonstrated that even modest weight loss (≥5%) has the potential to enhance Rezdiffra’s antifibrotic efficacy, providing the scientific rationale for combination therapy development.
◦MGL-2086 is an oral small molecule glucagon-like peptide-1 (GLP-1) receptor agonist and an orforglipron derivative.
•Data presentations at EASL Congress in May reinforced Rezdiffra as the foundational MASH therapy
◦Real world data: Over a mean follow-up period of approximately nine months, real-world data demonstrated that nearly 50% of patients treated with Rezdiffra achieved at least a 25% improvement in liver stiffness, a key measure of treatment response.
◦F4c: A MASH-specific risk stratification model (ANTICIPATE-NASH) that estimates clinically significant portal hypertension (CSPH) risk and likelihood of liver-related events was applied to MAESTRO-NAFLD-1 OLE F4c results. The proportion of patients classified as higher risk for CSPH decreased from 75% at baseline to 54.5% at Year 2.
◦Cardiovascular benefits: A secondary analysis from Phase 3 MAESTRO-NASH and MAESTRO-NAFLD-1 trials demonstrated that Rezdiffra improved key histologic MASH endpoints and significantly reduced multiple atherogenic lipoproteins associated with cardiovascular risk, including LDL and Lp(a), regardless of baseline statin use. Findings support the potential for Rezdiffra to address both liver disease and cardiometabolic risk in patients with MASH.
•MASH Across America initiative to expand disease awareness
◦Madrigal has launched MASH Across America, a new disease education campaign that brings MASH to life through a 20-foot tall immersive liver installation depicting the different stages of fibrosis progression. The campaign debuted in Philadelphia on Global Fatty Liver Day and will make stops in additional communities across the United States throughout 2026 and beyond.

Second-Quarter 2026 Financial Results
•Total Revenues: Second-quarter 2026 net revenues were $364.3 million, an increase of 71% compared to $212.8 million in the comparable prior year period, driven by increased demand for Rezdiffra in the U.S. in 2026.
•Operating Expenses: Second-quarter 2026 operating expenses were $420.6 million, inclusive of $35.4 million in non-cash stock-based compensation expense, compared to operating expenses of $260.0 million, inclusive of $25.2 million in non-cash stock-based compensation expense for the prior year period.
◦Cost of Sales: Second-quarter 2026 cost of sales was $40.0 million compared to $9.1 million in the comparable prior year period. This was inclusive of non-cash stock-based compensation expense. The increase in cost of sales was primarily driven by an increase in royalties payable to Roche as a result of an increase in net sales of Rezdiffra in 2026 and a write-down of certain work-in-process inventory.
◦R&D Expenses: Second-quarter 2026 R&D expenses were $91.2 million compared to $54.1 million in the comparable prior year period, both inclusive of non-cash stock-based compensation expense. The increase in R&D expenses was primarily due to one-time, upfront business development expenses of $25.0 million.
◦SG&A Expenses: Second-quarter 2026 SG&A expenses were $289.4 million compared to $196.9 million in the comparable prior year period, both inclusive of non-cash stock-based compensation expense. The increase in SG&A was primarily due to continued investment in commercial activities for Rezdiffra, including headcount for the endocrinology field force expansion that began in the fourth quarter of 2025, and marketing efforts, including a direct-to-consumer (DTC) campaign.
•Net Loss: Second-quarter 2026 net loss was $57.9 million or $1.99 per share (basic and diluted) compared to a net loss of $42.3 million or $1.50 per share (basic and diluted) in the comparable prior year period. Net loss in the second quarter of 2026 was inclusive of one-time, upfront business development expenses of $25.0 million, or $0.86 per share.
•Cash, Cash Equivalents, Restricted Cash and Marketable Securities: As of June 30, 2026, Madrigal had cash, cash equivalents, restricted cash, and marketable securities of $838.9 million, compared to $988.6 million as of Dec. 31, 2025.

Conference Call and Webcast
At 8 a.m. EDT today, July 30, 2026, Madrigal will host a webcast to review its financial and operating results and provide a general business update. To access the webcast, please visit the investor relations section of the Madrigal website or click here to register. An archived webcast will be available on the Madrigal website following the event.

About MASH
Metabolic dysfunction-associated steatohepatitis (MASH) is a serious liver disease that can progress to cirrhosis, liver failure, liver cancer, the need for liver transplantation, and premature mortality. MASH is the leading cause of liver transplantation in women and the second leading cause of all liver transplantation in the U.S. It is the fastest-growing indication for liver transplantation in Europe.

Once patients progress to MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis), the risk of adverse liver outcomes increases dramatically: these patients have a 10 to 17 times higher risk of liver-related mortality as compared to patients without fibrosis. Patients with MASH who progress to cirrhosis face a 42 times higher risk of liver-related mortality, underscoring the need to treat MASH before complications of cirrhosis develop. MASH is also an independent driver of cardiovascular disease, the leading cause of mortality for patients.

As disease awareness improves and disease prevalence increases, the number of diagnosed patients with F2 to F4c MASH is growing.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra was the first medication approved by both the FDA and European Commission for the treatment of MASH with moderate to advanced fibrosis (F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements
This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the expected growth of Rezdiffra, expected growth of the MASH market, expectations regarding patent protection for resmetirom, Madrigal’s clinical development plans and timelines for its pipeline, Madrigal’s leadership position in the MASH sector, the potential benefit of resmetirom in patients with compensated MASH cirrhosis, Rezdiffra’s ability to potentially improve cardiovascular outcomes in patients with MASH and the potential benefit of Madrigal’s pipeline candidates for the treatment of MASH. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; our ability to successfully commercialize Rezdiffra in the U.S. and Europe; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of our clinical trials, including, but not limited to our ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for our trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action or of any other product candidate; market demand for and acceptance of Rezdiffra; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitors; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; our ability to protect our intellectual property rights; the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s reports filed with the U.S. Securities and Exchange Commission (SEC) for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part 1, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2025, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Madrigal’s website in addition to following its press releases, filings with the SEC, public conference calls, and webcasts.
Madrigal Pharmaceuticals, Rezdiffra® and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.
Investor Contact
Tina Ventura, IR@madrigalpharma.com
Media Contact
Christopher Frates, media@madrigalpharma.com

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Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Cash, cash equivalents, restricted cash and marketable securities	$ 838,908	$ 988,649
Trade receivables, net	192,311	134,476
Other current assets	167,961	122,645
Other non-current assets	45,465	13,819
Total assets	$ 1,244,645	$ 1,259,589
Liabilities and Equity		
Current liabilities	$ 374,204	$ 310,288
Long-term liabilities	346,717	346,612
Stockholders' equity	523,724	602,689
Total liabilities and stockholders' equity	$ 1,244,645	$ 1,259,589